Exhibit 21

G&L Realty Corp.
List of Subsidiaries
July 31, 2003

1.	G&L Hampden, Inc., a Delaware corporation
2.	G&L Hampden, LLC a Delaware limited liability company
3.	G&L Realty Partnership, L.P., a Delaware limited partnership
4.	G&L Medical, Inc., a Delaware corporation
5.	G&L Gardens, LLC, an Arizona limited liability company
6.	G&L Senior Care, Inc., a Delaware corporation
7.	G&L Medical Partnership, L.P., a Delaware limited partnership
8.	G&L - Grabel San Pedro, LLC
9.	G&L Burbank, LLC
10.	G&L Burbank Managers Corp., a California corporation
11.	G&L Holy Cross, LLC
12.	G&L Holy Cross Managers Corp., a California corporation
13.	G&L Tustin, LLC
14.	G&L Tustin Managers Corp., a California corporation
15.	G&L Valencia, LLC
16.	G&L Penasquitos, LLC
17.	GLH Pacific Gardens, LLC
18.	G&L Hoquiam, LLC
19.	G&L Lyons, LLC
20.	G&L Coronado (1998), LLC
21.	G&L Parsons on Eagle Run, LLC
22.	G&L Parsons on Eagle Run, Inc.
23.	Lakeview Associates, LLC
24.	Tustin Heritage Place, LLC
25.	G&L Massachusetts, LLC
26.	G&L Aspen, LLC
27.	G&L Tustin II, LLC
28.	G&L Tustin III, LLC
29.	G&L Senior Care Partnership, L.P.
30.	G&L St. Thomas More, Inc.
31.	St. Thomas More, Inc.
32.	G&L Radius Realty, LLC
33.	GLR/Yorba Linda, LLC
34.	GLH Tarzana, LLC
35.	405 Bedford, LLC
36.	415 Bedford, LLC
37.	416 Bedford, LLC
38.	435 Bedford, LLC